Exhibit 10.4
DOBSON COMMUNICATIONS CORPORATION
COMPENSATION COMMITTEE CHARTER
(Effective as of March 1, 2007)
Purpose
     The Compensation Committee is appointed by the Board of Directors of Dobson Communications Corporation and its subsidiaries (the “Company”) to discharge the Board’s responsibilities relating to compensation of the Company’s Chief Executive Officer (the “CEO”) and the Company’s other corporate officers annually appointed by the Board (collectively, and the “Officers”). The Committee has overall responsibility for approving and evaluating all compensation plans, policies and programs of the Company as they affect the Officers.
     The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement.
Committee Membership
     The Compensation Committee shall consist of no fewer than three members. Each of the members of the Compensation Committee shall meet the independence requirements of the NASDAQ Marketplace Rules.
     A majority of the members of the Compensation Committee shall also qualify as ‘‘outside’’ directors within the meaning of Internal Revenue Code §162 (m) and as ‘‘non-employee’’ directors within the meaning of Rule 16h-3 of the Securities and Exchange Act of 1934.
     The members of the Compensation Committee shall be appointed annually by the Board.
Meetings
     The Compensation Committee shall meet as often as necessary to carry out its responsibilities. The Chairman shall preside at each meeting. In the event the Chairman is not present at a meeting. The Compensation Committee members present at that meeting shall designate one of its members as the acting chair of such meeting.
Committee Responsibilities and Authority
1.	The Compensation Committee shall, at least annually, review and approve the annual base salaries, bonus payments and other annual incentive opportunities of the Officers.

2.	The Compensation Committee shall, periodically and as and when appropriate, review and approve the following as they affect the Officers: (a) all stock option grants and other incentive awards and opportunities. including both cash-based and equity-based awards and opportunities; (b) any employment agreements and severance arrangements; (c) any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits; and (d) any special or supplemental compensation and benefits for the Officers and persons who formerly served as Officers, including supplemental retirement benefits and the perquisites provided to them during and after employment.

3.	The Compensation Committee shall have authority to allocate and award grants of stock options and/or restrictive stock grants in the aggregate amounts of stock as designated from time to time by the Board of Directors.

4.	The Compensation Committee shall produce the annual report of the Compensation Committee on executive compensation for inclusion in the Company’s proxy statement in compliance with the rules and regulations promulgated by the Securities and Exchange Commission.

5.	The Compensation Committee shall monitor the Company’s compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers and with all other applicable laws affecting employee compensation and benefits.

6.	The Committee shall oversee the Company’s compliance with the requirement under the NASDAQ Marketplace Rules that, with limited exceptions, shareholders approve equity compensation plans.

7.	The Compensation Committee shall receive periodic reports on the Company’s compensation programs as they affect all employees.

8.	The Compensation Committee shall make regular reports to the Board.

9.	The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used by the committee to assist it in the evaluation of the compensation programs of the Company and shall have sole authority to approve the consultant’s fees and the other terms and conditions of the consultant’s retention.

10.	The Compensation Committee may form and delegate authority to subcommittees as it deems appropriate.

11.	This Charter may be amended, revised or revoked by a majority vote of the Company’s Directors.